Final

David M. Zaslav

Dear David,

Congratulations, you have been given a special stock appreciation right (or “Special SAR”) in recognition of your contributions to the success of Discovery Communications, Inc. (the “Company”) and in connection with your entering into a new employment agreement with the Company dated as of January 2, 2014, as such agreement may be amended from time to time (the “2014 Employment Agreement”). A stock appreciation right gives you the right to receive cash and shares (“Shares”) of Discovery Communications, Inc. Series A Common Stock based on the increase in value, if any, between the value of the Company’s Series A Common Stock when we grant the Special SAR (the base price) and the value when the Special SAR is exercised (the “Appreciation Value”), assuming you satisfy the conditions of the Plan and the implementing agreement. We would like you to have an opportunity to share in the continued success of the Company through this stock appreciation rights grant under the Discovery Communications, Inc. 2013 Incentive Plan (the “Plan”). The Company’s general program to offer equity and equity-type awards to eligible employees is referred to as the Performance Equity Program (“PEP”). The following represents a brief description of your grant. Additional details regarding your Special SAR are provided in the attached Special SAR Agreement (the “Grant Agreement”) and in the Plan.

SAR Grant Summary

Date of Grant	<Grant Date>
SAR Shares	<Number of SARS Granted>
Base Price per Share	<Grant Price>
Scheduled Payment Dates	Within 60 days following the first anniversary of the Date of Grant for 25% of the Special SAR and within 60 days following each of the next three anniversaries as to an additional 25%.

1
You have been granted a Special SAR with respect to a certain number of shares of Discovery Communications, Inc. Series A Common Stock at a specific price. The total number of shares under your grant is in the chart above under “SAR Shares.” The base price per share is under “Base Price per Share.”

2
The potential value of your Special SAR increases if the price of the Company’s stock increases, but you also have to continue to work for the Company (except as the Grant Agreement provides) to actually receive such value. Of course, the value of the stock may go up and down over time.

3
The Special SAR will be automatically converted into cash payments and Shares in four annual 25% increments beginning on the first anniversary of the Date of Grant, assuming you remain an employee of the Company (or as otherwise specified below) and subject to the terms in the Grant Agreement, with payment made as provided in the Grant Agreement. Each Scheduled Payment Date will result in a payment of Appreciation Value (if any) that is 25% in Shares and 75% in cash.

4
Once you have received the Shares, you will own the Shares and may decide, subject to compliance with the 2014 Employment Agreement, whether to hold the Shares, sell the Shares or give the Shares to someone as a gift.

DISCOVERY PERFORMANCE EQUITY PROGRAM
ZASLAV SPECIAL STOCK APPRECIATION RIGHT
AGREEMENT (CASH AND STOCK-SETTLED)

Discovery Communications, Inc. (the “Company”) has granted you a stock appreciation right (the “Special SAR”) under the Discovery Communications, Inc. 2013 Incentive Plan (the “Plan”). The Special SAR lets you receive a combination of cash and Shares equivalent to the appreciation in value, if any (the “Appreciation Value”), at the time of exercise of a specified number of shares of the Company’s Series A Common Stock (the “SAR Shares”) over a specified measurement price per share (the “Base Price”).

The individualized communication you received (the “Cover Letter”) provides the details of your Special SAR award. It specifies the number of SAR Shares, the Base Price, the Date of Grant, and the schedule for payment (“Scheduled Payment Dates”).

The Special SAR is subject in all respects to the applicable provisions of the Plan. This Grant Agreement does not cover all of the rules that apply to the Special SAR under the Plan; please refer to the 2014 Employment Agreement and the Plan document. Capitalized terms are defined either in the Cover Letter, further below in this grant agreement (the “Grant Agreement”), the 2014 Employment Agreement, or in the Plan.

The Plan document is available on the Fidelity web site. The Prospectus for the Plan and the Company’s S-8, Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review on the Company’s web site. You may also obtain paper copies of these documents upon request to the Company’s Human Resources department.

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, exercisability of the Special SAR, the value of the Company's stock or of this Special SAR, or the Company's prospects. The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the Special SAR. You agree to rely only upon your own personal advisors.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE SPECIAL SAR WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO DISCOVERY COMMUNICATIONS, INC. OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

1. Special SAR Payment Terms. While your Special SAR remains in effect under the SAR Expiration section (Section 3), the Special SAR will be automatically exercised and you will receive the applicable Appreciation Value under the timing rules in this section. The Special SAR will be exercised on the schedule provided in the Cover Letter to this Grant Agreement, assuming you remain employed through each Scheduled Payment Date, except as provided in this section. Any fractional shares will be carried forward to the following Scheduled Payment Date, unless the Compensation Committee of the Board of Directors (the “Committee”) selects a different treatment. For purposes of this Grant Agreement, employment with the Company will include employment with any Subsidiary whose employees are then eligible to receive Awards under the Plan (provided that a later transfer of employment to an ineligible Subsidiary will not terminate employment unless the Committee determines otherwise).

You will be treated as fully satisfying any employment condition (“vested”) if your employment ends as a result of your resignation for Good Reason or termination without Cause. The conditions for “Good Reason” resignation and the definition of “Cause” are as set forth in your 2014 Employment Agreement. Payment would then be made within 60 days following the regular Scheduled Payment Dates, except that if your employment ends on a termination without Cause or resignation for Good Reason before the SAR is fully exercisable and before December 31, 2019, payment as to one-half of any unvested portions of the Special SAR will be valued as of the date of termination or resignation and paid within 60 days thereafter and payment as to the remaining half will be valued as of the remaining applicable Scheduled Payment Dates and paid within 60 days after such later date or dates.

If your employment ends as a result of death or “Disability” (as defined in the 2014 Employment Agreement), any unvested portions of the Special SAR will then vest and will be valued as of the date of death or employment termination for Disability and paid no later than the regular Company payroll date that is closest in time to the date that is 60 days following the date of death or employment termination for Disability.

If your employment ends on the expiration of the 2014 Employment Agreement at December 31, 2019, any unvested portions of the Special SAR will immediately become vested but will not accelerate the Scheduled Payment Dates.

Valuation for purposes of any payment under the Special SAR will be done based on the average closing price of single share of the Company’s Series A Common Stock for the 10 trading days preceding and including the date for which valuation is occurring and the 10 trading days following the date for which valuation is occurring, determined based on publication in the Wall Street Journal or comparable successor publication. The 25% of the payment that is to be made in Shares will then be converted into Shares by dividing 25% of the Appreciation Value by the 20 day average from the preceding sentence.

Payments under this Special SAR will be subject to the Release requirements in the 2014 Employment Agreement, where applicable in connection with a termination without Cause, resignation for Good Reason, Change in Control or Disability. The Special SAR will be frozen as to any unvested portions between the date your employment ends and the date your Release requirement is met (or the deadline for providing the Release expires), at which point the unvested portions of the Special SAR expire if the Release has not become irrevocable. Any Scheduled Payment Date falling between the date your employment ends and the deadline for providing an irrevocable Release will be delayed until the last day of the period for providing an irrevocable Release.

2. Change in Control. Notwithstanding the Plan’s provisions, if a “Change in Control” (as defined in the 2014 Employment Agreement) occurs before the Special SAR is fully exercisable and while you remain employed by the Company, the Special SAR will only have accelerated exercisability as a result of the Change in Control if (i) on or before the first anniversary of the Change in Control, the Company terminates your employment without Cause or you resign for Good Reason or (ii) you remain employed by the Company through such first anniversary. By accepting this SAR, you agree that the same limitations on acceleration will apply to all prior SARs you have received from the Company as replacements for grants under the Discovery Appreciation Plan, even if not expressly stated in the prior grants.

3. SAR Expiration. The Special SAR will expire no later than 60 days following the close of business on the last Scheduled Payment Date. Unpaid portions of the Special SAR expire immediately when you cease to be employed, except as provided in Section 1, SAR Payment Terms. If the Company terminates your employment for Cause, the Special SAR will immediately expire without regard to whether it is then exercisable.

The Committee can override the expiration provisions of this Grant Agreement.

4. Withholding. The Company will reduce the cash to be issued to you in connection with any exercise of the Special SAR by an amount that would equal all taxes (for example, in the U.S., Federal, state, and local taxes) required to be withheld. In addition, if you so request, the Company will withhold from the Shares to be distributed enough Shares to satisfy some or all of the minimum withholding levels or such higher level as you request (up to your estimated marginal tax rate for the year of payment) for that portion of the payment, with the rest of the minimum withholding levels being deducted from the cash payment.

5. Compliance with Law. You will not be paid under the Special SAR if such payment would violate any applicable Federal or state securities laws or other laws or regulations. The Company will not issue the Shares if doing so would violate any applicable Federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the Shares in violation of applicable law.

6. Transfer Restrictions. You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the Shares until the Shares are distributed to you. Any attempted Transfer that precedes the date of distribution to you is invalid.

7. Limited Status. You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the Shares, unless and until the Shares have been issued to you. You will not receive dividends with respect to such Shares before they are distributed to you.

8. Voting. You may not vote the Shares unless and until the Shares are distributed to you.

9. Clawback. If the Company’s Board of Directors or the Committee determines, in its sole discretion, that you engaged in fraud or misconduct as a result of which or in connection with which the Company is required to or decides to restate its financial statements, the Committee may, in its sole discretion, impose any or all of the following:

(a) Immediate expiration of the Special SAR, whether vested or not, if granted within the first 12 months after issuance or filing of any financial statement that is being restated (the “Recovery Measurement Period”); and

(b) As to any exercised portion of the Special SAR (to the extent, during the Recovery Measurement Period, the Special SAR is granted, vests, or is exercised), prompt payment to the Company of any SAR Gain. For purposes of this Agreement, the “SAR Gain” per share you received on exercise of Special SARs is, for the cash portion, the spread between closing price on the date of exercise and the Base Price (i.e., the cash you received and the withholdings paid on your behalf with respect to such cash). The SAR Gain from the Shares consists of the greatest of (i) the value of the Shares on the applicable date on which you received them within the Recovery Measurement Period, (ii) the value of the Shares received during the Recovery Measurement Period, as determined on the date of the request by the Committee to pay or transfer, (iii) the gross (before tax) proceeds you received from any sale of the Shares during the Recovery Measurement Period, and (iv) if transferred without sale during the Recovery Measurement Period, the value of the Shares when so transferred.

This remedy is in addition to any other remedies that the Company may have available in law or equity.

Payment is due in cash or cash equivalents within 10 days after the Committee provides notice to you that it is enforcing this clawback. Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Company may, but is not required to, accept retransfer of Shares in lieu of cash payments with respect to the SAR Gain related to the Shares.

10. Additional Conditions to Exercise. The Company may postpone any exercise or issuing and delivering any Shares for so long as the Company determines to be advisable to satisfy the following:

(a) its completing or amending any securities registration or qualification of the Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

(b) its receiving proof it considers satisfactory that a person seeking to receive payment under the Special SAR after your death is entitled to do so;

(c) your complying with any requests for representations under the Plan; and

(d) your complying with any Federal, state, or local tax withholding obligations.

11. Additional Representations from You. If the Shares are to be issued to you at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Shares to you. You must:

(a) represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Shares for your own account and not with a view to reselling or distributing the Shares; and

(b) agree that you will not sell, transfer, or otherwise dispose of the Shares unless:

(i) a registration statement under the Act is effective at the time of disposition with respect to the Shares you propose to sell, transfer, or otherwise dispose of; or

(ii) the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

12. No Effect on Employment or Other Relationship. Nothing in this Grant Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time and for any or no reason. The termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

13. No Effect on Running Business. You understand and agree that the existence of the Special SAR will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

14. Governing Law. The laws of the State of Delaware will govern all matters relating to the Special SAR, without regard to the principles of conflict of laws.

15. Notices. Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary (or to the Chair of the Committee). If mailed, you should address it to the Company’s Secretary (or the Chair of the Committee) at the Company’s then corporate headquarters, unless the Company directs recipients to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Committee will address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to recipients.

16. Amendment. Subject to any required action by the Board or the stockholders of the Company, the Company may cancel the Special SAR and provide a new Award in its place, provided that the Award so replaced will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the Special SAR to the extent then exercisable.

17. Plan Governs. Wherever a conflict may arise between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will control. The Committee may adjust the number of Special SAR Shares and the Base Price and other terms of the Special SAR from time to time as the Plan provides.

ActiveUS 117912338v.12